EXHIBIT 10.3

HNI Corporation 2021 Stock-Based Compensation Plan:
Restricted Stock Unit Award Agreement

Congratulations on your selection as a Participant who will receive Restricted Stock Units under the HNI Corporation 2021 Stock-Based Compensation Plan (the “Plan”). This Award Agreement provides a brief summary of your rights under the Plan. Capitalized terms found but not defined in this Award Agreement are defined in the Plan.

The Plan provides complete details of all of your rights under the Plan and this Award Agreement, as well as all of the conditions and limitations affecting your rights. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan's terms shall completely supersede and replace the conflicting terms of this Award Agreement.

Overview of Your Restricted Stock Unit Grant

1.Number of Restricted Stock Units Granted: Number of Awards Granted
2.Grant Date: Grant Date

3.Vesting of Restricted Stock Units: Subject to the terms of Section 7 and 8 below, 1/3 of the total number of Restricted Stock Units granted above, rounded up or down to the nearest whole share, will vest on each of the first, second, and third anniversaries of the Grant Date (each such date, a “Vesting Date”), provided that you remain continuously employed by the Company through such Vesting Date.
4.Impact of Vesting of Restricted Stock Units: On each Vesting Date, you will be issued a number of Shares equal to the number of Restricted Stock Units that become vested on that Vesting Date. A portion of these Shares will be withheld to pay applicable withholding taxes due on such Vesting Date. To the extent that payroll taxes are required to be withheld prior to a Vesting Date, the Company may withhold such taxes from your cash compensation payable by the Company in accordance with Section 3121(v) of the Code.
5.Shareholder Rights: Prior to the time that your Restricted Stock Units vest and the Company has issued Shares relating to such Restricted Stock Units, you will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares deliverable with respect to such Restricted Stock Units. Restricted Stock Units will not pay or accrue dividends.

EXHIBIT 10.3
6.Non-Transferability of Restricted Stock Units:
(a) No assignment or transfer of Restricted Stock Units, whether voluntary or involuntary, by operation of law or otherwise, can be made except by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company.

(b)Notwithstanding the preceding paragraph, you may transfer your Restricted Stock Units to one or more family members (as such term is defined in the General Instructions to Form S-8, (or any successor to such instructions or such form) under the Securities Act of 1933, as amended) or to one or more trusts established solely for the benefit of one or more family members or to one or more partnerships in which the only partners are family members; provided, however, that (i) no such transfer shall be effective unless you deliver reasonable prior notice thereof to the Company and such transfer is thereafter effected subject to the specific authorization of, and in accordance with any terms and conditions that shall have been made applicable thereto by, the Committee or the Board, (ii) any such transferee shall be subject to the same terms and conditions hereunder as you are and (iii) such transfer cannot be made for value.
7.Termination of Employment:
(a)Death or Disability: If your employment terminates due to your death or you become Disabled, as defined below, your outstanding Restricted Stock Units which are outstanding as of the date of your death or Disability shall become immediately 100% vested, provided that you are employed by the Company on the date of your death or Disability. The Shares subject to the Restricted Stock Units that become vested pursuant to this Section 7(a) shall be issued to you or your beneficiary or estate within 60 days after the date of your death or Disability. For purposes of this Award Agreement, and notwithstanding the terms of the Plan, you will be considered “Disabled” or to have a “Disability” if you are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(b)For Other Reasons: Restricted Stock Units which are not vested as of the date of employment termination for reasons other than those specified in Section 7(a) or 7(b) and which have not become vested pursuant to Section 8 shall immediately terminate and shall be forfeited to the Company.

(c)Definition of Cause: For purposes of this Award Agreement, “Cause” shall have the meaning described in your employment or severance agreement with the Company, or if no such agreements exists, then it shall mean your: (i) repeated failure to perform a substantial part of your duties and responsibilities; (ii) willful misconduct, illegal act, fraud or dishonesty; (iii) material violation of the rules of conduct of the Company or (iv) violation of your duty of confidentiality and loyalty to the

EXHIBIT 10.3
Company, which in each case shall be determined by the Company in its sole and absolute discretion.
8.Change in Control: In the event of a Change in Control, all outstanding Restricted Stock Units shall become fully vested and Article 18 of the Plan will apply. The Shares subject to the Restricted Stock Units that become vested pursuant to this Section 8 shall be issued to you within 30 days after the date of the Change in Control; provided that if the Change in Control does not constitute a “change in control event,” within the meaning of Section 409A of the Code, then the Restricted Stock Units shall become fully vested as of the date of the Change in Control, but the Shares subject to such Restricted Stock Units shall not be issued to you until the dates on which the Restricted Stock Units otherwise would have become vested and issuable pursuant to Section 3 of this Award Agreement.

9.Section 409A. The Restricted Stock Units are intended to be exempt from or comply with Section 409A of the Code, and this Award Agreement shall be interpreted and construed accordingly.

Please acknowledge your agreement to participate in the Plan and this Award Agreement, and to abide by all of the governing terms and provisions, by providing your digital signature on the Agreement to Participate. Please print a copy of the Agreement to Participate for your files.

Refer any questions you may have regarding your grant of Restricted Stock Units to the Vice President, Member and Community Relations. Once again, congratulations on the receipt of your restricted stock unit award.

Sincerely,

Jeff Lorenger
Chairman, President and Chief Executive Officer
HNI Corporation

EXHIBIT 10.3

HNI Corporation 2021 Stock-Based Compensation Plan:
Restricted Stock Unit Award
Agreement to Participate

By signing this Agreement to Participate, I acknowledge that I have read the Award Agreement and the Plan, and that I fully understand all of my rights thereunder, as well as all of the terms and conditions which may limit the vesting of the Restricted Stock Units.

Electronic Signature                        Date of Signature
Participant Name